Exhibit 99.1

Accenture Reports First-Quarter Fiscal 2010 Results

— Company delivers revenues of $5.38 billion, operating margin of 13.9% and EPS of $0.67 —

— Bookings are $5.53 billion, with consulting bookings of $3.51 billion —

— Company updates EPS outlook to range of $2.67-$2.75 —

NEW YORK; Dec. 17, 2009 — Accenture (NYSE: ACN) reported financial results for the first quarter of fiscal 2010, ended Nov. 30, 2009, with net revenues of $5.38 billion, a decrease of 11 percent in U.S. dollars and 12 percent in local currency from the same period last year and within the company’s guided range. Diluted earnings per share were $0.67.

Operating income was $746 million, and operating margin was 13.9 percent.

New bookings for the quarter were $5.53 billion, with consulting bookings of $3.51 billion and outsourcing bookings of $2.02 billion.

William D. Green, Accenture’s chairman & CEO, said, “We continued to drive our business with discipline and a focus on execution, as well as with an eye to the future. We generated revenue within our expected range, delivered strong operating margin, ended the quarter with a cash balance of $4 billion after paying our annual dividend, and maintained our solid balance sheet.

“We are seeing building momentum in key areas of our business. Consulting bookings of $3.5 billion, growing pipelines and broadly heightened levels of activity are encouraging signs. We have mobilized to capture this opportunity. The demand for high performance from our clients is accelerating.”

Financial Review

Revenues before reimbursements (“net revenues”) for the first quarter of fiscal 2010 were $5.38 billion, compared with $6.02 billion in the first quarter of fiscal 2009, a decrease of 11 percent in U.S. dollars and 12 percent in local currency. Net revenues for the first quarter of fiscal 2010 reflect a foreign-exchange impact of positive 1 percent.

¡	Consulting net revenues for the quarter were $3.12 billion, a decrease of 15 percent in U.S. dollars and 16 percent in local currency from the first quarter of fiscal 2009.

¡	Outsourcing net revenues were $2.26 billion, a decrease of 4 percent in U.S. dollars and 5 percent in local currency from the first quarter of fiscal 2009.

Diluted EPS for the first quarter of fiscal 2010 were $0.67, a decrease of $0.07 from the first quarter of fiscal 2009, broken down as:

¡	$0.07 decrease from lower revenue and operating income in local currency; and
¡	$0.04 decrease from a higher effective income tax rate compared with the rate in the first quarter last year;

    offset by:

¡	$0.02 increase from a lower share count;
¡	$0.01 increase from higher non-operating income; and
¡	$0.01 increase from favorable foreign-exchange rates compared with the first quarter of fiscal 2009.

Operating income for the first quarter was $746 million, or 13.9 percent of net revenues, compared with $815 million, or 13.5 percent of net revenues, for the first quarter of fiscal 2009. Gross margin (gross profit as a percentage of net revenues) for the first quarter was 33.1 percent, compared with 31.4 percent for the first quarter last year. Selling, general and administrative (SG&A) expenses for the first quarter were $1.03 billion, or 19.2 percent of net revenues, compared with $1.07 billion, or 17.8 percent of net revenues, for the first quarter last year. SG&A expenses in the first quarter last year included a $72 million provision for bad debt. The change in gross margin and in SG&A as a percentage of net revenues compared with the first quarter last year was primarily due to a change related to the recent implementation of the company’s sales-effectiveness model. This reclassification had no overall impact on operating expense or operating margin.

The company’s effective tax rate for the first quarter was 30.5 percent, compared with 26.6 percent for the first quarter last year, which was lower primarily as a result of final determinations of prior-year tax liabilities recorded in that quarter.

Net income before noncontrolling interests (previously “Income before minority interest”) for the first quarter was $525 million, compared with $593 million for the same period of fiscal 2009, a decrease of 12 percent.

Operating cash flow for the first quarter was $219 million, and property and equipment additions were $35 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $184 million. For the same period last year, operating cash flow was $468 million; property and equipment additions were $72 million; and free cash flow was $396 million. The reduction in free cash flow compared with the first quarter last year was driven primarily by an increase in days services outstanding from Aug. 31, 2009.

Days services outstanding, or DSOs, were 32 at Nov. 30, 2009, compared with 28 at Aug. 31, 2009, and 36 at Nov. 30, 2008.

Accenture’s total cash balance at Nov. 30, 2009 was $4.00 billion, compared with $4.54 billion at Aug. 31, 2009. The company paid a cash dividend to shareholders in November totaling more than $550 million.

Utilization for the first quarter of fiscal 2010 was 88 percent, compared with 83 percent for the first quarter last year. Attrition for the quarter was 12 percent, compared with 13 percent for the same period last year.

New Bookings

New bookings for the first quarter were $5.53 billion. This reflects a positive 3 percent foreign-currency impact when compared to new bookings in the first quarter last year.

¡	Consulting new bookings were $3.51 billion, or 64 percent of total new bookings.

¡	Outsourcing new bookings were $2.02 billion, or 36 percent of total new bookings.

Net Revenues by Operating Group

Accenture’s business continues to be affected by global economic conditions, with all operating groups except Health & Public Service experiencing local-currency revenue declines during the first quarter. Accenture’s strong results in the first quarter last fiscal year — which included local-currency revenue growth of 9 percent — were achieved prior to the company feeling the effects, beginning in January, of the global economic downturn.

Net revenues by operating group for the first quarter were as follows:

¡	Communications & High Tech: $1,159 million, compared with $1,364 million for the first quarter of fiscal 2009, a decrease of 15 percent in U.S. dollars and 17 percent in local currency.

¡	Financial Services: $1,104 million, compared with $1,238 million for the same period last year, a decrease of 11 percent in U.S. dollars and 12 percent in local currency.

¡	Health & Public Service: $947 million, compared with $943 million* for the same period last year, flat in both U.S. dollars and local currency.

¡	Products: $1,204 million, compared with $1,385 million* for the first quarter last year, a decrease of 13 percent in U.S. dollars and 14 percent in local currency.

¡	Resources: $964 million, compared with $1,079 million for the same period of fiscal 2009, a decrease of 11 percent in U.S. dollars and 12 percent in local currency.

*On Sept. 1, 2009, the Company formed the Health & Public Service operating group by combining various healthcare-related components of its Products operating group with its Public Service operating group. Prior-period amounts have been reclassified to conform to the current-period presentation.

Net Revenues by Geographic Region

Net revenues by geographic region for the first quarter were as follows:

¡	Americas: $2,229 million, compared with $2,576 million for the first quarter of fiscal 2009, a decrease of 13 percent in U.S. dollars and 14 percent in local currency.

¡	Europe, Middle East and Africa (EMEA): $2,550 million, compared with $2,873 million for the first quarter of fiscal 2009, a decrease of 11 percent in U.S. dollars and 12 percent in local currency.

¡	Asia Pacific: $603 million, compared with $570 million for the year-ago period, an increase of 6 percent in U.S. dollars and a decrease of 2 percent in local currency.

Share Repurchase Activity

During the first quarter of fiscal 2010, Accenture repurchased or redeemed 11.8 million shares for a total of $451 million, including 250,000 shares repurchased in the open market. Accenture’s total remaining share repurchase authority at Nov. 30, 2009, was approximately $4.5 billion.

At Nov. 30, 2009, Accenture had approximately 730 million total shares outstanding, including 632 million Accenture plc Class A ordinary shares and 98 million Accenture SCA Class I common shares and Accenture Canada Holding, Inc. exchangeable shares.

Dividend

On Nov. 16, 2009, a cash dividend of $0.75 per share was paid on Accenture plc Class A ordinary shares to shareholders of record at the close of business on Oct. 16, 2009. On Nov. 16, 2009, a cash dividend of $0.75 per share was also paid on Accenture SCA Class I common shares to shareholders of record at the close of business on Oct. 13, 2009.

As previously announced, the company plans to declare and pay cash dividends on a semi-annual basis beginning in the third quarter of fiscal 2010.

Business Outlook

Second Quarter Fiscal 2010

Accenture expects net revenues for the second quarter of fiscal 2010 to be in the range of $5.1 billion to $5.3 billion. This range assumes a foreign-exchange impact of positive 7 percent compared with the second quarter of fiscal 2009.

Full Fiscal Year 2010

The company’s revised business outlook for the full fiscal year assumes a foreign-exchange impact of positive 5 percent compared with fiscal 2009. The company’s previous business outlook for the year assumed a foreign-exchange impact of positive 4 percent.

Accenture continues to target new bookings for fiscal 2010 in the range of $23 billion to $26 billion.

For the full fiscal year 2010, Accenture continues to expect net revenue growth to be in the range of negative 3 percent to positive 1 percent in local currency. The company has increased its outlook for diluted EPS for the full fiscal year by $0.03, reflecting the updated foreign-currency assumption, and now expects diluted EPS to be in the range of $2.67 to $2.75. Accenture continues to expect operating margin for the full fiscal year to be 13.4 percent.

The company continues to expect operating cash flow to be $2.39 billion to $2.59 billion; property and equipment additions to be $290 million; and free cash flow to be in the range of $2.1 billion to $2.3 billion. The company also continues to expect the annual effective tax rate to be in the range of 30 percent to 32 percent.

Conference Call and Webcast Details

Accenture will host a conference call at 4:30 p.m. EST today to discuss its first-quarter fiscal 2010 financial results. To participate, please dial +1 (800) 288-8960 [+1 (612) 332-0530 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 7:00 p.m. EST on Thursday, Dec. 17, and continuing until Wednesday, March 24, 2010. A podcast of the conference call will be available online at www.accenture.com beginning approximately 24 hours after the call and continuing until Wednesday, March 24, 2010. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 120395 from 7:00 p.m. EST Thursday, Dec. 17 through Wednesday, March 24, 2010.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with more than 176,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$21.58 billion for the fiscal year ended Aug. 31, 2009. Its home page is www.accenture.com.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that these non-GAAP financial measures are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: our results of operations could be adversely affected by economic and political conditions and the effects of these conditions on our clients’ businesses and levels of business activity; our results of operations could be negatively affected if we cannot expand and develop our services and solutions in response to changes in technology and client demand; the consulting, systems integration and technology and outsourcing markets are highly competitive and we might not be able to compete effectively; our work with government clients exposes us to additional risks in the government contracting environment; clients may not be satisfied with our services; our results of operations could be adversely affected if our clients terminate their contracts with us; our outsourcing services subject us to operational and financial risk; our results of operations may be adversely affected by the type and level of technology spending by our clients; our profitability may suffer if we are not able to maintain favorable pricing rates and utilization rates; our business could be negatively affected by legal liability that results from our providing solutions or services; our profitability may suffer if we cannot anticipate the cost and complexity of performing our work or if we are not able to control our costs; our global operations are subject to complex risks, some of which might be beyond our control;

our business and financial results may be adversely affected if we are unable to keep our supply of skills and resources in balance with client demand; liabilities could arise if our subcontractors or other third parties cannot deliver their project contributions on time or at all; legislative or regulatory action could materially and adversely affect us; we may be subject to criticism and negative publicity related to our incorporation in Ireland; we might be unable to achieve our business objectives if we are unable to manage the organizational challenges associated with our size; consolidation in the industries that we serve could adversely affect our business; our ability to attract and retain business may depend on our reputation in the marketplace; our share price could fluctuate due to numerous factors, including variability in revenues, operating results and profitability; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contact:

Roxanne Taylor

Accenture

+1 (917) 452 5106

roxanne.taylor@accenture.com

ACCENTURE PLC

CONSOLIDATED INCOME STATEMENTS

(In thousands of U.S. dollars, except share and per share amounts)

(Unaudited)

	For the Three Months Ended November 30,
	2009	% of Net Revenues	2008	% of Net Revenues
REVENUES:
Revenues before reimbursements (“Net revenues”)	$5,382,532	100%	$6,019,497	100%
Reimbursements	365,155		451,111

Revenues	5,747,687		6,470,608

OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	3,598,578	66.9%	4,131,689	68.6%
Reimbursable expenses	365,155		451,111

Cost of services	3,963,733		4,582,800
Sales and marketing	621,860	11.6%	563,192	9.4%
General and administrative costs	412,121	7.7%	506,739	8.4%
Reorganization costs, net	3,565		3,105

Total operating expenses	5,001,279		5,655,836

OPERATING INCOME	746,408	13.9%	814,772	13.5%
Gain on investments, net	334		1,360
Interest income	6,945		22,196
Interest expense	(4,481)		(3,400)
Other income (expense), net	5,899		(26,407)

INCOME BEFORE INCOME TAXES	755,105	14.0%	808,521	13.4%
Provision for income taxes	230,307		215,288

NET INCOME BEFORE NONCONTROLLING INTERESTS	524,798	9.8%	593,233	9.9%
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc.	(73,981)		(108,133)
Net income attributable to noncontrolling interests – other (1)	(6,000)		(5,234)

NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$444,817	8.3%	$479,866	8.0%

CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$444,817		$479,866
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc. (2)	73,981		108,133

Net income for diluted earnings per share calculation	$518,798		$587,999

EARNINGS PER SHARE:
- Basic	$0.70		$0.77
- Diluted	$0.67		$0.74

WEIGHTED AVERAGE SHARES:
- Basic	631,527,053		622,243,687
- Diluted (3)	773,696,423		797,586,038
Cash dividends per share	$0.75		$0.50

(1)	Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.
(2)	Diluted earnings per share assumes the redemption and exchange of all Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares, respectively, for Accenture plc Class A ordinary shares on a one-for-one basis.
(3)	Diluted weighted average Accenture plc Class A ordinary shares in fiscal 2009 have been restated to reflect the impact of an immaterial number of additional restricted share units issued to holders of restricted share units in connection with the payment of cash dividends.

ACCENTURE PLC

SUMMARY OF REVENUES

(In thousands of U.S. dollars)

(Unaudited)

	For the Three Months Ended November 30,		Percent (Decrease) Increase	Percent Decrease Local
	2009	2008	US$	Currency
OPERATING GROUPS
Communications & High Tech	$1,159,313	$1,363,818	(15)%	(17)%
Financial Services	1,104,037	1,238,078	(11)%	(12)%
Health & Public Service (1)	946,512	943,334	0%	0%
Products (1)	1,204,060	1,384,962	(13)%	(14)%
Resources	964,163	1,079,228	(11)%	(12)%
Other	4,447	10,077	n/m	n/m

TOTAL Net Revenues	5,382,532	6,019,497	(11)%	(12)%
Reimbursements	365,155	451,111	(19)%

TOTAL REVENUES	$5,747,687	$6,470,608	(11)%

GEOGRAPHY
Americas	$2,229,064	$2,576,378	(13)%	(14)%
EMEA	2,550,372	2,873,086	(11)%	(12)%
Asia Pacific	603,096	570,033	6%	(2)%

TOTAL Net Revenues	$5,382,532	$6,019,497	(11)%	(12)%

TYPE OF WORK
Consulting	$3,120,239	$3,657,175	(15)%	(16)%
Outsourcing	2,262,293	2,362,322	(4)%	(5)%

TOTAL Net Revenues	$5,382,532	$6,019,497	(11)%	(12)%

n/m = not meaningful

OPERATING INCOME BY OPERATING GROUP (OG)

	For the Three Months Ended November 30,
	2009		2008
OPERATING GROUPS	Operating Income	Operating Margin	Operating Income	Operating Margin	(Decrease) Increase
Communications & High Tech	$144,380	12%	$179,156	13%	$(34,776)
Financial Services	194,867	18%	157,239	13%	37,628
Health & Public Service (1)	134,962	14%	126,447	13%	8,515
Products (1)	116,034	10%	189,668	14%	(73,634)
Resources	156,165	16%	162,262	15%	(6,097)

Total	$746,408	13.9%	$814,772	13.5%	$(68,364)

(1)	On September 1, 2009, the Company formed the Health & Public Service operating group by combining various healthcare-related components of its Products operating group with its Public Service operating group. Prior-period amounts have been reclassified to conform to the current-period presentation.

ACCENTURE PLC

CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

	November 30, 2009	August 31, 2009
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,000,063	$4,541,662
Short-term investments	5,056	7,904
Receivables from clients, net	2,503,615	2,251,341
Unbilled services, net	1,291,199	1,110,444
Other current assets	1,129,378	1,079,163

Total current assets	8,929,311	8,990,514

NON-CURRENT ASSETS:
Unbilled services, net	66,667	94,496
Investments	31,250	29,011
Property and equipment, net	685,052	701,144
Other non-current assets	2,472,539	2,440,569

Total non-current assets	3,255,508	3,265,220

TOTAL ASSETS	$12,184,819	$12,255,734

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$1,734	$594
Accounts payable	689,769	717,379
Deferred revenues	1,747,083	1,725,179
Accrued payroll and related benefits	2,425,854	2,423,883
Other accrued liabilities	1,312,729	1,371,924

Total current liabilities	6,177,169	6,238,959

NON-CURRENT LIABILITIES:
Long-term debt	855	361
Other non-current liabilities	2,692,918	2,630,208

Total non-current liabilities	2,693,773	2,630,569

TOTAL ACCENTURE PLC SHAREHOLDERS’ EQUITY	2,809,267	2,835,221

NONCONTROLLING INTERESTS	504,610	550,985

TOTAL SHAREHOLDERS’ EQUITY	3,313,877	3,386,206

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,184,819	$12,255,734

ACCENTURE PLC

CONSOLIDATED CASH FLOWS STATEMENTS

(In thousands of U.S. dollars)

(Unaudited)

	For the Three Months Ended November 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income attributable to Accenture plc	$444,817	$479,866
Depreciation, amortization and asset impairments	114,898	119,563
Share-based compensation expense	98,605	87,123
Noncontrolling interests	79,981	113,367
Change in assets and liabilities/other, net	(519,190)	(331,787)

Net cash provided by operating activities	219,111	468,132

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(34,817)	(71,876)
Purchases of businesses and investments, net of cash acquired	2,177	(1,307)
Other investing, net	3,280	13,410

Net cash used in investing activities	(29,360)	(59,773)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	151,281	131,597
Purchases of shares	(451,270)	(689,952)
Cash dividends paid	(551,442)	(378,446)
Other financing, net	19,718	8,881

Net cash used in financing activities	(831,713)	(927,920)
Effect of exchange rate changes on cash and cash equivalents	100,363	(300,238)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(541,599)	(819,799)

CASH AND CASH EQUIVALENTS, beginning of period	4,541,662	3,602,760

CASH AND CASH EQUIVALENTS, end of period	$4,000,063	$2,782,961